Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-191730, 333-232268, 333-242363, 333-256879, 333-259221, and  333-260295) on Form 10-K of our report dated March 27, 2025 for TherapeuticsMD, Inc. (the “Company”) as of December 31, 2024, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2024, and the related notes, before the effects of the revisions and reclassifications described in Note 1 (P), which have been subjected to audit procedures by the successor auditor whose report appears in the year ended December 31, 2025 annual report on Form 10-K of TherapeuticsMD, Inc.

We were not engaged to audit, review, or apply any procedures to other adjustments to retrospectively apply the change in presentation regarding the improvements to income tax disclosures described in Notes 1 (B) and 10 (adoption of ASU No. 2023-09), and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments werew appropriate and have been properly applied. These adjustments were audited by the successor auditor whose report appears in the year ended December 31, 2025 annual report on Form 10-K of TherapeuticsMD, Inc.

/s/ Berkowitz Pollack Brant Advisors + CPAs

PCAOB ID Number: 52

Miami, Florida
March 30, 2026